Ex. T3E.2

INSTRUCTIONS TO SUBSCRIPTION FORM
FOR RIGHTS OFFERING IN CONNECTION WITH FIRST AMENDED JOINT
CONSOLIDATED PLAN OF REORGANIZATION
PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

The Debtors’ 10% Senior Secured Notes due 2011 (the “Senior Secured Notes”)

Offer Available to Eligible Noteholders

The Subscription deadline for the exercise of Rights is
4:00 p.m. (New York City time) on__________ __, 2010 (the “Subscription Deadline”)

To Eligible Noteholders of an Allowed Senior Secured Notes Claim:

On May 7, 2010, Uno Restaurant Holdings Corporation (the “Company”) and certain of its affiliates (the “Debtors”), filed the First Amended Joint Consolidated Plan of Reorganization Case No. 10-10209 (MG) (the “Plan”) and the Debtors’ accompanying disclosure statement to the Plan (the “Disclosure Statement”).  Pursuant to the Plan, each holder of an Allowed Senior Secured Notes Claim as of the Voting Record Date  (each such holder an “Eligible Noteholder”) may exercise all or any portion of such Senior Secured Noteholder’s Rights to purchase New Second Lien Notes at the applicable subscription prices as set forth in the Subscription Form (the “Rights Offering”).  For a complete description of the Rights Offering see the Plan.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

If less than all of the Rights held by the Senior Secured Noteholders are exercised (or deemed exercised), each Backstop Party will purchase that principal amount of New Second Lien Notes equal to (i) the principal amount of New Second Lien Notes issuable upon exercise of such Rights that are not exercised (or deemed exercised) by the Senior Secured Noteholders multiplied by (ii) such Backstop Party’s Backstop Percentage.

In order to elect to participate in the Rights Offering, you must complete and return the attached Subscription Form to the U.S. Bank National Association, in its capacity as Escrow Agent by the Subscription Deadline set forth above.  Please utilize the attached Subscription Form to execute your election.

TO ELECT TO PARTICIPATE IN THE RIGHTS OFFERING YOU MUST FOLLOW THE INSTRUCTIONS BELOW:

The payments made in connection with your exercise of Rights will be held and maintained by the Escrow Agent for the purpose of administrating the Rights Offering until the Effective Date.  The Escrow Agent will not use such funds for any other purpose prior to the Effective Date and shall not encumber or permit such funds to be encumbered with any lien or similar encumbrance.  Interest will not be paid on any such funds, but the Escrow Agent shall be paid its reasonable fees and expenses by the Company pursuant to the Escrow Agreement.  On the Effective Date, the proceeds of the Rights Offering shall be used to repay a portion of the outstanding obligations under the term loan portion of the DIP Facility, thereby facilitating the Debtors’ emergence from Chapter 11, and the Backstop Commitment Fee shall be paid.

 Subscription Form

The Plan Proponents may waive any defect or irregularity, permit a defect or irregularity to be corrected, accept any late-filed submission or extend the deadline for any submission, within such time as it may determine in good faith to be appropriate, or reject the purported transfer or exercise of a Right, and those parties shall incur no liability in connection with such determinations.  Subscription Forms shall be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Plan Proponents determines as set forth herein and in the Plan.  The Plan Proponents may, but are under no obligation to, give notice to an Eligible Noteholder regarding any defect or irregularity in connection with any Subscription Form. The Plan Proponents may, but are under no obligation to, permit such defect or irregularity to be cured within such time as they may determine; provided, however, that none of the Plan Proponents or their respective officers, directors, employees, agents, advisors, or respective affiliates shall incur any liability for failure to give such notification.

Questions.  If you have any questions about this Subscription Form or the exercise procedures described herein, please contact the Escrow Agent at.

The Escrow Agent must receive your Subscription Form together with payment by the Subscription Deadline.  If your Subscription Form together with your payment is not received by the Subscription Deadline, the exercise shall be void and your Rights will be forfeited and cancelled.  In addition to the foregoing, Subscription Forms and payment must be submitted in accordance with Section 5.5 of the Plan.

To purchase Rights Offering Shares pursuant to the Rights Offering:

1.	Complete Item 1 by filling in the principal amount of Allowed Senior Secured Notes Claims you hold in the blank space provided.

2.	Complete the calculation in Item 2a.

3.	Complete Item 2b indicating the amount of New Second Lien Notes you wish to purchase.

4.	Complete Item 4 indicating each definition for which you qualify.

5.
Complete Item 5 indicating, among other things, the name of the Eligible Noteholder and its federal identification number, the date of the Subscription Form and the other information requested, and make sure to sign the Subscription Form.

6.	Read and Complete a certification on Form W-9 (available at http://www.irs.gov/) or, in the case of a non-U.S. person, an appropriate Form W-8 regarding your tax status.

7.	Return the Subscription Form to the Escrow agent [Address Information ].

8.
Deliver the Rights Offering Payment Amount indicated in Item 2b to the Escrow Agent so that it is received and processed on or before the Subscription Deadline.  Payment must be made by wire transfer as follows:

Wire Delivery Instructions:

[To Come]

 Subscription Form

The Disclosure Statement sets forth important information that should be carefully read and considered by each Eligible Noteholder prior to making a decision to participate in the Rights Offering, including the sections entitled “Certain Factors Affecting the Debtors” and “Financial Information, Projections and Valuation Analysis” contained therein.  A copy of the Disclosure Statement has been distributed to each Eligible Noteholder and is also available at [Web Address].

 Subscription Form